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                                   EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


1.       AM Broadband Services, Inc., a Delaware corporation

2. AMC Services, Inc., a Delaware corporation and a wholly-owned subsidiary of AM Broadband Services, Inc.

3. AM Nex-Link Communications, Inc. (formerly known as Nex-Link Acquisition Corp.), a Delaware corporation and a wholly-owned subsidiary of AM Broadband Services, Inc.

4. SRS Communications Corporation, - a Connecticut corporation and a wholly-owned subsidiary of AM Broadband Services, Inc.

5. AM Training Services, Inc., a Delaware corporation and a wholly-owned subsidiary of AM Broadband Services, Inc. (formed in August 2002, has not yet commenced operations)